Exhibit 99.1

For Immediate Release

Hagerty and Aldel Financial Announce Merger Agreement for Hagerty to Become a Publicly Traded Company

Specialty automotive insurance provider offers investors high-growth trajectory, scalable membership model, a leading automotive lifestyle brand and a unique value proposition targeting the expansive and growing automotive enthusiast market

•	Hagerty is a leading specialty insurance provider focused on the global automotive enthusiast market with a scalable, innovative membership model and robust offerings, including immersive events, media content, and valuation tools
•	Transaction values Hagerty at a pro forma enterprise value of $3.13 billion and provides cash proceeds to fuel Hagerty’s strategy to accelerate its digital innovation initiatives.
•	Transaction includes a $704 million fully committed PIPE led by strategic partners State Farm and Markel Corporation, as well as top tier institutional investors.
•	Investor presentation to be webcast on August 18th at 8:30 a.m. ET

TRAVERSE CITY, Mich., AUGUST 18, 2021 – Hagerty, an automotive enthusiast brand offering a specialty automotive insurance platform built upon a membership organization for car lovers, and Aldel Financial Inc. (NYSE: ADF) (“Aldel”), a special purpose acquisition company, today announced that they have entered into a definitive business combination agreement. Upon the closing of the transaction, Aldel will be renamed Hagerty, Inc., and become publicly traded, with its common stock expected to be listed on the New York Stock Exchange under the ticker HGTY.

Passion Fueled Growth Targeting Expansive Automotive Enthusiast Market

Hagerty is a leading specialty insurance provider for classic and enthusiast vehicles -- with more than 2 million vehicles insured globally, an industry-leading 84 Net Promoter Score (NPS) and partnerships with nine of the top 10 U.S. automotive insurers.

At Hagerty, everything begins and ends with the love of the automobile – a passion shared with its more than 1.8 million members that fuels the company’s distinguished membership model and positions Hagerty to optimize growth in the estimated 43+ million vehicle automotive enthusiast market.

According to Hagerty’s proprietary data, there are more than 500 million individuals around the globe who express an interest in cars and approximately 69 million in the United States alone who declare themselves automotive enthusiasts.

Hagerty has invested in an omni-channel insurance distribution model that positions the company to unlock the entire addressable market and enables the organization to scale through national insurance partners, local agents and brokers, and direct distribution.

Hagerty’s highly differentiated membership model helps to drive loyalty and retention by engaging, entertaining, and connecting with members at every stop of their journey – digitally, on the track, in the garage, at an event or on the road. The company’s portfolio includes the innovative Hagerty Drivers Club, more than 2,500 automotive events annually (including the recently acquired Amelia Island Concours d’Elegance), an expanding automotive media content platform, and Hagerty’s proprietary valuation tools.

Hagerty’s unique business model has resulted in a strong track record of success, including:

➢	Greater than 25% compounded annual revenue growth rate over the last three years
➢	Strong customer retention at 90%
➢	Average loss ratios significantly lower than the U.S. personal lines auto insurance industry[1]
➢	Millions of individuals following Hagerty’s automotive insights and social media programs

Looking forward, the company expects to achieve continued double-digit revenue and earnings growth underpinned by its long-term contracts, solid building blocks and strategic partnerships.

Management Quotes

McKeel Hagerty, CEO of Hagerty, said: “When it comes to fueling the insatiable passion of tens of millions of automotive enthusiasts, Hagerty is well positioned as a leading specialty insurance provider with a unique subscription and membership model and portfolio of immersive automotive events, entertainment and valuation tools. For our members, this means a comprehensive and compelling experience that goes far beyond an insurance transaction. For our business, this means market-leading brand loyalty, an attractive business model with multiple points of monetization, a track record of financial success and a strong foundation for future growth.”

Hagerty continued, “Today’s announcement is an exciting step forward for Hagerty. We are thrilled to partner with Rob and the Aldel team, who bring extensive expertise and strategic relationships in the automotive, insurance and financial sectors that will be a key strategic advantage for Hagerty. We believe this transaction will help to accelerate Hagerty’s many growth opportunities and realize our bold mission to build the best automotive enthusiast brand in the world and save driving and car culture for future generations. As we look ahead, we are focused on investing in Hagerty’s digital user experience interfaces to support our growing membership base, while we continue to expand our portfolio with highly engaging car events and exciting services like DriveShare by Hagerty and Hagerty Garage + Social clubhouses.”

Robert I. Kauffman, Chairman & CEO, Aldel, said: “We couldn’t be more excited to work with McKeel and his team to help them grow and reach our collective goals. We ran an extensive process, and Hagerty represented what we were looking for in a partner for Aldel and our stockholders. Hagerty offers a highly differentiated growth story with a large market opportunity. The company also has a proven financial profile with a predictable and consistent revenue model and strong corporate culture and leadership model. We believe our complimentary skills and contacts will further accelerate the Hagerty flywheel.”

1 P&C industry average over 2018-2020FY

Transaction Overview

The transaction is expected to deliver up to $820 million of gross proceeds to the combined company, including the contribution of up to $116 million of cash held in Aldel’s trust account from its initial public offering in April 2021, assuming no redemptions. The combination is supported by a $704 million PIPE at $10.00 per share plus 18% warrant coverage led by strategic investors State Farm and Markel Corporation and commitments from a group of leading institutional and private investors.

Existing Aldel stockholders who don’t exercise their redemption rights will roll 100 percent of their equity into the combined company. All references to available cash from the trust account and retained transaction proceeds are subject to any redemptions by the public stockholders of Aldel and payment of transaction expenses.

The transaction, which has been unanimously approved by Aldel’s board of directors and the independent members of Hagerty’s board, is expected to close in the fourth quarter of 2021, and is subject to approval by Aldel’s stockholders and Hagerty’s owners and other customary closing conditions, including any applicable regulatory approvals. Over 40% of Aldel’s stockholders have signed voting agreements in favor of the Transaction. The minimum cash condition will be satisfied via the committed PIPE.

Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K filed by Aldel today with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Advisors

J.P. Morgan Securities LLC (J.P. Morgan) is serving as financial advisor to Hagerty and Global Leisure Partners LLC (GLP) and ThinkEquity LLC (ThinkEquity) are serving as financial advisor to Aldel in connection with the business combination. Sidley Austin LLP is serving as legal advisor to Hagerty. Loeb & Loeb LLP is serving as legal advisor to Aldel. GLP and ThinkEquity are serving as capital markets advisors to Aldel. J.P. Morgan and GLP are serving as co-placement agents on the PIPE. Mayer Brown LLP and Jones Day are serving as legal advisors to the placement agents on the PIPE.

Investor Presentation Information

Management of Hagerty and Aldel will host an investor presentation on August 18, 2021, at 8:30 a.m. Eastern to discuss the proposed transaction. A webcast of the call, along with a detailed investor presentation, will be available on Aldel’s website at www.aldelfinancial.com as well as Hagerty’s investor relations site at http://investor.hagerty.com/. To participate by phone, please dial (646) 904-5544 or (844) 200-6205 (Toll Free) and enter access code 270573. A telephone replay will be available through September 17, 2021, and can be accessed by dialing (929) 458-6194 and entering access code 689079.

About Aldel Financial

Aldel Financial Inc. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Led by Robert I. Kauffman, Chairman and Chief Executive Officer and co-sponsored by Fundamental Global, the team at Aldel has decades of experience in identifying attractive risk adjusted return investments. Aldel raised $116 million in its initial public offering in April 2021. Aldel’s Units, each consisting of one share of Class A common stock and one-half of one redeemable warrant, Aldel’s shares of Class A common stock, par value $0.0001 per share, and Aldel’s warrants, each exercisable for one share of Class A common stock, are currently listed on the New York Stock Exchange under the symbols “ADF.U” “ADF” and “ADF.WS” respectively. For more information, visit www.aldelfinancial.com.

About Hagerty

Hagerty is a specialty insurance provider focused on the global automotive enthusiast market and an automotive enthusiast brand offering integrated membership products and programs. Hagerty is home to Hagerty Drivers Club, Hagerty DriveShare, Hagerty Valuation Tools, Hagerty Media, Hagerty Drivers Club magazine, MotorsportReg, Hagerty Garage + Social, the Amelia Island Concours d'Elegance, the Concours d'Elegance of America, the Greenwich Concours d'Elegance, the California Mille, Motorworks Revival and more. For more information, visit www.hagerty.com.

Forward Looking Statement

This press release may contain certain “forward-looking statements” within the meaning of “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project,” “outlook” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this press release regarding the proposed transactions contemplated by the business combination agreement and the subscription agreements with respect to the PIPE, including the benefits of the business combination, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the business combination. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Aldel’s and Hagerty’s managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the business combination Agreement; (2) the outcome of any legal proceedings that may be instituted against Aldel or Hagerty following the announcement of the business combination Agreement and the transactions contemplated therein; (3) the inability to complete the proposed business combination, including due to failure to obtain approval of the stockholders of Aldel and Hagerty, certain regulatory approvals, or satisfy other conditions to closing in the business combination Agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the business combination Agreement or could otherwise cause the transaction to fail to close; (5) the failure to meet the minimum cash requirements of the business combination Agreement due to Aldel stockholder redemptions and the failure to obtain replacement financing; (6) the inability to complete the concurrent PIPE; (7) the failure to meet projected development and production targets; (8) the impact of COVID-19 pandemic on Hagerty’s business and/or the ability of the parties to complete the proposed business combination; (9) the inability to obtain or maintain the listing of Aldel’s shares of common stock on The New York Stock Exchange following the proposed business combination; (10) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (11) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of Hagerty to grow and manage growth profitably, and retain its key employees; (12) costs related to the proposed business combination; (13) changes in applicable laws or regulations; (14) the possibility that Aldel or Hagerty may be adversely affected by other economic, business, and/or competitive factors; (15) risks relating to the uncertainty of the projected financial information with respect to Hagerty; (16) risks related to the organic and inorganic growth of Hagerty’s business and the timing of expected business milestones; (17) the amount of redemption requests made by Aldel’s stockholders; and (18) other risks and uncertainties indicated from time to time in the final prospectus of Aldel for its initial public offering dated April 12, 2021 filed with the SEC and when available, a definitive proxy statement and final prospectus relating to the proposed business combination, including those under “Risk Factors” therein, and in Aldel’s other filings with the SEC. We caution that the foregoing list of factors is not exclusive. We caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, whether as a result of new information, future events, or otherwise, except as may be required by applicable law. Neither Hagerty nor Aldel gives any assurance that either Hagerty or Aldel, or the combined company, will achieve its expectations.

Participants in the Solicitation

Aldel and its directors and executive officers may be deemed participants in the solicitation of proxies from Aldel’s stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in Aldel will be included in the proxy statement for the proposed business combination and be available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed business combination when available. Information about Aldel’s directors and executive officers and their ownership of Aldel common stock is set forth in Aldel’s prospectus, dated April 12, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the sources indicated below.

Hagerty and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Aldel in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement/prospectus for the proposed business combination when available.

No Offer or Solicitation

In connection with the proposed business combination, Aldel intends to file with the SEC a registration statement on Form S-4 containing a preliminary proxy statement and a preliminary prospectus of Aldel, and after the registration statement is declared effective, Aldel will mail a definitive proxy statement/prospectus relating to the proposed business combination to its stockholders. This press release does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination.

Aldel’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed business combination, as these materials will contain important information about Hagerty, Aldel and the proposed business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to stockholders of Aldel as of a record date to be established for voting on the proposed business combination. Such stockholders will also be able to obtain copies of the preliminary proxy statement / prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to John Belniak, Investor@Hagerty.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Contacts

Hagerty Media Contacts:

Andrew Heller, Hagerty, aheller@hagerty.com, (231) 632-1583

Hagerty Investor Contacts:

John Belniak, Investor@Hagerty.com

Aldel Contact:

Rob Kauffman, Aldel, info@aldelfinancial.com